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                         September 15, 2023

       David J. Deno
       Chief Executive Officer
       Bloomin' Brands, Inc.
       2202 North West Shore Boulevard , Suite 500
       Tampa, FL 33607

                                                        Re: Bloomin' Brands,
Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed March 6, 2023
                                                            File No. 001-35625

       Dear David J. Deno:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program